Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Hanif Jamal

Chief Financial Officer

Tel: 760-931-5500

email: investors@dothill.com

Dot Hill Reports First Quarter 2010 Results

First quarter revenue, non-GAAP loss per share and cash all within guidance

LONGMONT, Colo. —May 6, 2010 — Dot Hill Systems Corp. (NASDAQ:HILL) today announced financial results for the first quarter ended March 31, 2010.

Financial and Operational Highlights:

•	Completed acquisition of Cloverleaf Communications, Inc. in January 2010
•	Successfully released and began volume shipments of Dot Hill’s next generation Series 3000 products
•	Increased revenue by 11 percent to $60.0 million compared to $53.9 million in first quarter 2009
•	Awarded a 2010 Everything Channel Partner Program Guide’s prestigious Five-Star Partner rating

“Our transformation to embrace more software products and channel-oriented routes to market and thereby deliver higher value-add and higher-margin business continues to progress,” commented Dana Kammersgard, the company’s President and Chief Executive Officer. “While conversations with prospects for our next-generation storage products are progressing well, and the development of our Cloverleaf products is on schedule, we will not be satisfied until our financial results reflect material contribution from these initiatives. In order to accelerate our pace towards profitability, we are in the process of evaluating a company-wide expense reduction and resource reallocation plan that we believe will enable us to invest in our software technology and channel program, while simultaneously reducing our overall cost structure, and therefore our break-even point.”

First Quarter 2010 Financial Detail:

The Company recognized net revenue of $60.0 million for the first quarter of 2010, as compared to $53.9 million for the first quarter of 2009 and $62.6 million for the fourth quarter of 2009. The increase in year-over-year revenue was due to increases in revenue from our largest customer, partially offset by declines in legacy revenue from Sun Microsystems. On a sequential basis, revenue declined by $2.6 million, which was largely a result of late quarter bookings being deferred into the second quarter and a sequential decline in revenue from our second largest customer.

Gross margin for the first quarter of 2010 was 13.5 percent, compared to 17.2 percent for the first quarter of 2009 and 14.3 percent for the fourth quarter of 2009. Operating expenses for the first quarter of 2010 were $14.5 million, as compared to $12.6 million for the first quarter of 2009 and $14.0 million for the fourth quarter of 2009.

Net loss for the first quarter of 2010 was $6.4 million, or $0.12 per share, as compared to a net loss of $3.3 million, or $0.07 per share, for the first quarter of 2009, and $5.0 million, or $0.11 per share, for the fourth quarter of 2009.

Non-GAAP gross margin was 14.6 percent for the first quarter of 2010, as compared to 17.4 percent for the first quarter of 2009 and 14.5 percent for the fourth quarter of 2009. The decline in year-over-year non-GAAP gross margin was largely due to a decline in our legacy Sun business. Total non-GAAP operating expenses for the first quarter of 2010 were $13.5 million, as compared to $11.4 million for the first quarter of 2009 and $11.8 million for the fourth quarter of 2009. The increase in non-GAAP operating expenses was largely attributable to the Cloverleaf Communications, Inc. acquisition and investments in other software development and the Company’s channel sales organization.

Non-GAAP net loss for the first quarter of 2010 was 4.8 million, or $0.09 per share, as compared to a first quarter 2009 non-GAAP net loss of $2.0 million, or $0.04 per share, and a fourth quarter 2009 non-GAAP net loss of $2.7 million, or $0.06 per share. Non-GAAP EBITDA for the first quarter of 2010 was negative $4.3 million, as compared to negative $1.6 million for the first quarter of 2009 and negative $2.1 million for the fourth quarter of 2009.

Balance Sheet and Cash Flows:

The Company exited the first quarter of 2010 with cash and cash equivalents of $51.3 million, as compared to $57.6 million at the end of 2009. The decrease in the Company’s cash and cash equivalents was primarily attributable to cash used for the Cloverleaf acquisition. The Company also used $4.7 million in cash flows from operations during the quarter ended March 31, 2010, which included approximately $1.5 million of Cloverleaf liabilities that the Company assumed in the acquisition that are reflected in operating cash flows.

Hanif Jamal, the Company’s Senior Vice President and Chief Financial officer commented, “We remain optimistic about our strategy, and believe that we’ll be successful in improving our financial results and reaching non-GAAP EBITDA break-even by the end of this year. Some actions we are currently reviewing include a thorough financial analysis of select product lines, consolidation of our contract manufacturers, and reduction of certain operating expenses, including manufacturing overhead, in the second half of 2010. We would expect Q2 revenues and non-GAAP loss per share to be in the same ball park as our Q1 results and that cash could potentially drop into the $40-45 million range as a result of projected operating losses, restructuring costs and working capital requirements. We intend to host a follow up conference call in mid June to discuss the decisions we have made and their impact on the second half of 2010. We will also provide more specific Q2 guidance at that time.”

Conference Call Information:

Dot Hill’s first quarter 2010 financial results conference call is scheduled to take place on May 6, 2010 at 4:30 p.m. ET. Please join us for a live audio webcast at www.dothill.com in the Investor Relations section. If you prefer to join via telephone, please dial 877-303-3196 (U.S.) or 408-427-3864 (International) at least five minutes prior to the start of the call. A replay of the webcast is scheduled to be available on the Dot Hill web site following the conference call. For a telephone replay, dial 800-642-1687 (U.S.) or 706-645-9291 (International) and enter conference ID# 71853345.

About Non-GAAP Financial Measures

This press release contains financial results that exclude the effects of stock-based compensation expense, severance costs, restructuring costs, intangible asset amortization, transaction expenses associated with our acquisition of Cloverleaf, a contingent consideration adjustment and foreign currency gains or losses, and are not in accordance with U.S. generally accepted accounting principles (GAAP). The Company believes that these non-GAAP financial measures provide meaningful supplemental information to both management and investors that is indicative of the Company’s core operating results and facilitates comparison of operating results across reporting periods. The Company uses these non-GAAP measures when evaluating its financial results as well as for internal resource management, planning and forecasting purposes. These non-GAAP measures should not be viewed in isolation from or as a substitute for the Company’s financial results in accordance with GAAP. A reconciliation of GAAP to non-GAAP measures is attached to this press release.

About Dot Hill

Delivering innovative technology and global support, Dot Hill empowers the OEM community to bring unique storage solutions to market, quickly, easily and cost-effectively. Offering high performance and industry-leading uptime, Dot Hill’s RAID technology is the foundation for best-in-class storage solutions offering enterprise-class security, availability and data protection. The Company’s products are in use today by the world’s leading service and equipment providers, common carriers and advanced technology and telecommunications companies, as well as government agencies. Dot Hill solutions are certified to meet rigorous industry standards and military specifications, as well as RoHS and WEEE international environmental standards. Headquartered in Longmont, Colorado, Dot Hill has offices and/or representatives in China, Germany, Japan, United Kingdom, Singapore, Israel and the United States. For more information, visit us at http://www.dothill.com.

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include statements regarding Dot Hill’s projected financial results for the second quarter of 2010, prospects for Dot Hill’s next-generation products, expense reduction and resource allocation plans and their effect on the Company’s projected future financial results. The risks that contribute to the uncertain nature of the forward-looking statements include, among other things: the risk that actual financial results for the second quarter of 2010 may be different from the financial guidance provided in this press release; the risk that Dot Hill’s next-generation products may not achieve market acceptance; the Company’s expense reduction and resource allocation plans may not have the anticipated positive effects on the Company’s financial results; the risks associated with macroeconomic factors that are outside of Dot Hill’s control; the fact that no Dot Hill customer agreements provide for mandatory minimum purchase requirements; the risk that one or more of Dot Hill’s OEM or other customers may cancel or reduce orders, not order as forecasted or terminate their agreements with Dot Hill; the risk that Dot Hill’s new products may not prove to be popular; the risk that one or more of Dot Hill’s suppliers or subcontractors may fail to perform or may terminate their agreements with Dot Hill; unforeseen technological, intellectual property, personnel or engineering issues; and the additional risks set forth in the form 10-K most recently filed with the Securities and Exchange Commission by Dot Hill. All forward-looking statements contained in this press release speak only as of the date on which they were made. Dot Hill undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

DOT HILL SYSTEMS CORP.

UNAUDITED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended
	December 31, 2009	March 31, 2009	March 31, 2010
Net revenue	$62,566	$53,889	$59,974
Cost of goods sold	53,600	44,629	51,849

Gross profit	8,966	9,260	8,125
Operating expenses:
Research and development	6,793	7,151	7,773
Sales and marketing	3,114	2,566	3,361
General and administrative	2,577	2,769	3,076
Restructuring charge	1,489	85	289

Total operating expenses	13,973	12,571	14,499

Operating loss	(5,007)	(3,311)	(6,374)
Other income (expense):
Interest income, net	30	72	3
Other income (expenses), net	23	(20)	(7)

Total other income (expense)	53	52	(4)

Loss before income taxes	(4,954)	(3,259)	(6,378)
Income tax expense	54	33	49

Net loss	$(5,008)	$(3,292)	$(6,427)

Net loss per basic and diluted share	$(0.11)	$(0.07)	$(0.12)

Shares used to compute net loss per basic and diluted share	47,437	46,722	51,538

DOT HILL SYSTEMS CORP.

UNAUDITED BALANCE SHEETS

(In thousands, except par value data)

	December 31, 2009	March 31, 2010
Assets
Current assets:
Cash and cash equivalents	$57,574	$51,310
Accounts receivable, net	34,197	35,216
Inventories	4,333	6,780
Prepaid expenses and other assets	5,314	5,516

Total current assets	101,418	98,822
Property and equipment, net	3,616	4,159
Intangible assets, net	3,029	9,143
Goodwill	—	4,140
Other assets	217	476

Total assets	$108,280	$116,740

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$28,411	$34,876
Accrued compensation	3,602	3,295
Accrued expenses	4,220	4,058
Deferred revenue	1,217	1,569
Restructuring accrual	1,697	1,375
Current portion of long-term note payable	261	265

Total current liabilities	39,408	45,438
Long-term note payable	346	278
Other long-term liabilities	2,175	1,597

Commitments and Contingencies

Stockholders’ equity:
Preferred stock, $.001 par value, 10,000 shares authorized, no shares issued and outstanding at December 31, 2009 and March 31, 2010, respectively	—	—
Common stock, $.001 par value, 100,000 shares authorized, 48,952 and 54,695 issued and outstanding at December 31, 2009 and March 31, 2010, respectively	49	55
Additional paid-in capital	303,841	313,331
Accumulated other comprehensive loss	(3,439)	(3,432)
Accumulated deficit	(234,100)	(240,527)

Total stockholders’ equity	66,351	69,427

Total liabilities and stockholders’ equity	$108,280	$116,740

DOT HILL SYSTEMS CORP.

UNAUDITED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended
	December 31, 2009	March 31, 2009	March 31, 2010
Cash Flows From Operating Activities:
Net loss	(5,008)	$(3,292)	$(6,427)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	792	712	971
Provision for (reduction in) bad debt reserve	(355)	128	—
Adjustment to contingent consideration	(649)	—	(285)
Stock-based compensation expense	669	742	992
Changes in operating assets and liabilities:
Accounts receivable	1,301	7,573	(849)
Inventories	708	1,350	(2,380)
Prepaid expenses and other assets	1,601	990	(401)
Accounts payable	(439)	(9,954)	6,064
Accrued compensation and other expenses	(14)	204	(2,081)
Deferred revenue	(459)	(300)	352
Restructuring accrual	969	(142)	(322)
Other long-term liabilities	(172)	(245)	(325)

Net cash used in operating activities	(1,056)	(2,234)	(4,691)

Cash Flows From Investing Activities:
Acquisition, net of cash acquired	—	—	(625)
Purchases of property and equipment	(518)	(482)	(476)

Net cash used in investing activities	(518)	(482)	(1,101)

Cash Flows From Financing Activities:
Principal payment of note and loan payable	(64)	(61)	(839)
Proceeds from sale of stock to employees	1	277	372

Net cash provided by (used in) financing activities	(63)	216	(467)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	3	(51)	(5)

Net Decrease in Cash and Cash Equivalents	(1,634)	(2,551)	(6,264)
Cash and Cash Equivalents, beginning of period	59,208	56,850	57,574

Cash and Cash Equivalents, end of period	$57,574	$54,299	$51,310

Supplemental Disclosures of Non-Cash Investing and Financing Activities:
Capital assets acquired but not paid	$170	$101	$144

Common stock issued in connection with acquisition	$—	$—	$8,132

DOT HILL SYSTEMS CORP.

UNAUDITED RECONCILIATION OF NON-GAAP MEASURES

(In thousands, except per share amounts)

	Three Months Ended
	December 31, 2009	March 31, 2009	March 31, 2010
Gross profit, as reported	$8,966	$9,260	$8,125
Effect of stock-based compensation	90	98	181
Effect of intangible asset amortization	—	—	442

Non-GAAP gross profit	$9,056	$9,358	$8,748

Operating expenses, as reported	$13,973	$12,571	$14,499
Effect of currency gain (loss)	(40)	(140)	179
Effect of stock-based compensation	(581)	(644)	(811)
Effect of contingent consideration adjustment	649	—	285
Effect of restructuring charge	(1,489)	(85)	(289)
Effect of intangible asset amortization	(284)	(284)	—
Effect of severance costs	—	(4)	(5)
Effect of Cloverleaf acquisition costs	(469)	—	(316)

Non-GAAP operating expenses	$11,759	$11,414	$13,542

Net loss, as reported	$(5,008)	$(3,292)	$(6,427)
Effect of currency (gain) loss	40	140	(179)
Effect of stock-based compensation	671	742	992
Effect of contingent consideration adjustment	(649)	—	(285)
Effect of restructuring charge	1,489	85	289
Effect of intangible asset amortization	284	284	442
Effect of severance costs	—	4	5
Effect of Cloverleaf acquisition costs	469	—	316

Non-GAAP net loss	$(2,704)	$(2,037)	$(4,847)

Non-GAAP net loss per share
Basic and diluted	$(0.06)	$(0.04)	$(0.09)

Weighted average shares used to calculate net loss per share:
Basic and diluted	47,437	46,722	51,538

Non-GAAP net loss	$(2,704)	$(2,037)	$(4,847)
Interest expense	12	20	11
Income tax expense (benefit)	54	33	49
Depreciation	508	428	529

Non-GAAP EBITDA	$(2,130)	$(1,556)	$(4,258)